Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	John Roselli
	610-893-9555 Office	610-893-9559 Office
	609-933-9243 Mobile	john.roselli@tycoelectronics.com
	swoodruff@tycoelectronics.com	Keith Kolstrom
610-893-9551 Office
keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS REPORTS SECOND QUARTER RESULTS

Second Quarter Results

•                  Net Sales Decreased 33 Percent to $2.5 Billion; Organic Sales Declined 28 Percent

•                  Loss Per Share From Continuing Operations of $7.08 on a GAAP Basis; Adjusted Earnings Per Share (EPS) of $0.14

•                  GAAP Loss From Operations of $3.8 Billion; Adjusted Operating Income of $76 Million

•                  Cash From Operating Activities Totaled $424 Million; Free Cash Flow of $382 Million

Third Quarter Outlook

•                  Company Expects Sales of $2.35 Billion to $2.45 Billion, a Year Over Year Decline of 35 to 38 Percent With an Organic Sales Decline of 30 to 33 Percent

•                  GAAP Income From Operations Expected to be $0 to $30 Million; Adjusted Operating Income Expected to be $40 to $70 Million

•                  GAAP Loss Per Share From Continuing Operations Expected to be $0.00 to $0.05; Adjusted EPS Expected to be $0.01 to $0.06

•                  Outlook Excludes Wireless Systems Segment to be Reported as a Discontinued Operation

PEMBROKE, Bermuda — Apr. 29, 2009 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today reported results for the fiscal second quarter ended March 27, 2009.  The company reported net sales of $2.5 billion for the fiscal second quarter, a decrease of 33 percent compared to the prior-year period.  Excluding currency effects, the organic sales decline was 28 percent.  The GAAP loss per share from continuing operations was $7.08 for the quarter, compared to diluted EPS of $0.62 in the prior-year period.  Included in the loss per share from continuing operations were $7.22 per share of charges — comprised of $6.60 per share of goodwill impairment charges, $0.33 per share of restructuring charges and $0.29 per share of charges related to the company’s remaining portion of Tyco International pre-separation securities litigation charges.  This compares to $0.05 per share of charges in the prior-year quarter.  Adjusted EPS from continuing operations were $0.14 in the quarter, including the benefits of a more favorable tax rate versus the company’s prior guidance.  Adjusted EPS declined 79 percent from last year’s adjusted EPS of $0.67.

“As expected, business conditions were weak across most of our end markets,” said Tyco Electronics Chief Executive Officer Tom Lynch.  “Despite these challenging conditions, we continued to execute on our strategy to focus on our core connectivity business, improve our cost structure, and position the company for accelerated growth when markets recover.  We had strong cash flow during the quarter, generating more than $380 million of free cash flow, driven primarily by working capital reductions and lower capital spending.  In addition, we announced last week that we entered into an agreement with Harris Corporation to sell our Wireless Systems business for $675 million and this substantially completes the divestiture program we initiated at separation.”

Organic Sales Growth, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Margin and Free Cash Flow are all non-GAAP financial measures and are described at the end of this press release.  For a reconciliation of these non-GAAP measures, see the attached tables.  All dollar amounts are pre-tax and stated in millions.  All comparisons are to the fiscal quarter ended Mar. 28, 2008 unless otherwise indicated.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change
Net Sales	$2,456	$3,662	$(1,206)	(33)%
Operating Income/(Loss)	$(3,802)	$501	$(4,303)	NM
Goodwill Impairment	$(3,547)	$0
Restructuring-Related Charges	$(196)	$(26)
Pre-Separation Litigation Charges	$(135)	$(23)
Other Items	$0	$36
Adjusted Operating Income	$76	$514	$(438)	(85)%
Operating Margin	NM	13.7%
Adjusted Operating Margin	3.1%	14.0%

The GAAP operating loss was $3.8 billion, compared to $501 million of income in the prior-year period.  Included in the current quarter operating loss were goodwill impairment charges of $3.5 billion, restructuring charges of $196 million and pre-separation litigation charges of $135 million.  Included in prior-year operating income were $26 million of restructuring costs, pre-separation litigation charges of $23 million, and a $36 million pre-tax gain on the sale of real estate.  Excluding these items in both periods, adjusted operating income was $76 million compared to $514 million a year ago, a decrease of 85 percent.  The adjusted operating margin was 3.1 percent, compared to 14.0 percent a year ago — reflecting a 33 percent decline in sales, primarily in the company’s Electronic Components, Networks Solutions and Specialty Products segments.

CASH FLOW

Cash from continuing operations was $424 million during the quarter, which included a $283 million reduction of primary working capital.  Free cash flow was $382 million, compared to $349 million in the prior year period.  The increase in free cash flow was driven by primary working capital reductions, as well as a 39 percent decline in capital expenditures versus the prior year.

ADDITIONAL ITEMS

•                  The company reported a non-cash goodwill impairment charge of $3.5 billion.  This charge is the result of significant sales and earnings declines in the company’s Electronic Components and Specialty Products segments.

•                  The company reported $135 million of charges related to its remaining portion (31 percent) of pre-separation Tyco International securities litigation.  The charges include the settlement of two cases in the quarter, as well as establishment of a reserve for the remaining securities litigation under the parties’ separation and distribution agreement.

•                  On April 16, 2009, the company announced that it had entered into a definitive agreement to sell its Wireless Systems business to Harris Corporation for $675 million in cash.  The company will report the results of the Wireless Systems business as a discontinued operation beginning with its fiscal third quarter, ending June 26, 2009.  The transaction, subject to customary regulatory approvals, is expected to close during the summer.

•                  In January, the company’s Board of Directors approved a proposed change of the company’s place of incorporation from Bermuda to Switzerland.  Shareholders will be asked to approve the proposal at a Special General Meeting of Shareholders on June 22, 2009.  If approved, the company would implement the change as soon as practicable.

•                  Beginning with the current quarter, the company is reporting its Specialty Products group as an additional segment.  This new segment consists of four businesses previously reported in the Electronic Components segment: Aerospace, Defense and Marine; Medical Products; Touch Systems; and Circuit Protection.  A reclassification of prior period results was included in an 8-K filed on April 27, 2009.

ORDERS

Total company orders declined 42 percent compared to the prior year.  On an organic basis, excluding the effects of currency translation, orders declined 38 percent and the book-to-bill ratio was 0.90.  Excluding the company’s Undersea Telecommunications and Wireless Systems segments, which are project-oriented businesses with uneven order patterns, orders declined 44 percent overall and 39 percent organically in the quarter, and the book-to-bill ratio was 0.95.

THIRD QUARTER FISCAL 2009 OUTLOOK

For the third quarter of fiscal 2009, and excluding the results of the company’s Wireless Systems segment which will be reported as a discontinued operation, the company expects sales of $2.35 billion to $2.45 billion, a decline of 35 to 38 percent below prior-year sales of $3.8 billion, with an organic sales decline of 30 to 33 percent.  The company expects income from operations of $0 to $30 million, which includes restructuring charges of approximately $40 million.  Adjusted operating income is expected to be $40 million to $70 million.  GAAP loss per share from continuing operations is expected to be $0.00 to $0.05, including restructuring charges of approximately $0.06 per share.  Adjusted EPS from continuing operations are expected to be $0.01 to $0.06, compared to adjusted EPS of $0.63 in the prior-year period.  This outlook assumes current foreign exchange rates.  Amounts for the prior year period are estimated assuming the Wireless Systems segment is reported as a discontinued operation.

Lynch said, “Our outlook assumes a slight sequential improvement in sales.  We expect our sales to consumer-related end markets, including automotive, to increase about 10 percent sequentially.  This will be mostly offset by declines in the industrial markets we serve.  The sequential decline in adjusted operating income is due to our continued inventory reduction efforts, which will more than offset the savings from our cost reduction programs.  We expect that the impact of inventory reductions on our profitability will be substantially reduced by the end of the third quarter.”

SEGMENT RESULTS

Tyco Electronics is comprised of five reporting segments: Electronic Components, Network Solutions, Specialty Products, Undersea Telecommunications and Wireless Systems.

Electronic Components

The Electronic Components segment is one of the world’s largest suppliers of passive electronic components, including connectors and interconnect systems, relays, switches, sensors, and wire and cable.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change	Organic Growth
Net Sales	$1,280	$2,320	$(1,040)	(45)%	(41)%
Operating Income/(Loss)	$(3,653)	$342	$(3,995)	NM
Goodwill Impairment	$(3,435)	$0
Restructuring-Related Charges	$(166)	$(15)
Other Items	$0	$36
Adjusted Operating Income/(Loss)	$(52)	$321	$(373)	NM
Operating Margin	NM	14.7%
Adjusted Operating Margin	(4.1)%	13.8%

Sales in the segment declined 45 percent compared to the prior-year quarter and declined 41 percent organically.  On an organic basis, the company experienced declines across all end-markets, including automotive (-49 percent), computer (-37 percent), communications (-29 percent) and industrial (-37 percent) markets.  On a regional basis, Europe declined 43 percent, North America declined 36 percent, and Asia declined 42 percent.

Operating income decreased by $4.0 billion and adjusted operating income decreased by $373 million.  The adjusted operating margin decreased primarily due to the sales declines and the negative impact of lower production to reduce inventory, partially offset by the company’s cost reduction activities.  The current quarter included charges of $3.4 billion for goodwill impairments and $166 million of restructuring charges, compared to $15 million of restructuring charges and $36 million of income related to other items in the prior-year quarter.

Network Solutions

The Network Solutions segment is one of the world’s largest suppliers of infrastructure components and systems for the communication service provider, building networks and energy markets.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change	Organic Growth
Net Sales	$402	$517	$(115)	(22)%	(11)%
Operating Income	$22	$53	$(31)	(58)%
Restructuring-Related Charges	$(7)	$(9)
Adjusted Operating Income	$29	$62	$(33)	(53)%
Operating Margin	5.5%	10.3%
Adjusted Operating Margin	7.2%	12.0%

Segment sales declined 22 percent compared to the prior-year quarter and declined 11 percent organically.  On an organic basis, sales to the communication service provider market declined 8 percent, sales to the energy market declined 8 percent and sales to the building networks market declined 22 percent.  The revenue decline was due to reduced capital spending by customers in these markets.

Operating income decreased by $31 million and adjusted operating income decreased by $33 million.

The decrease in the adjusted operating margin was primarily due to the overall sales decline. Restructuring charges in the quarter were $7 million, compared to $9 million in the prior-year quarter.

Specialty Products

The Specialty Products segment is a leader in providing highly-engineered custom solutions, components and connectors for electronic systems, subsystems and devices in the aerospace, defense and marine; medical; touch systems; and circuit protection markets.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change	Organic Growth
Net Sales	$346	$440	$(94)	(21)%	(19)%
Operating Income/(Loss)	$(82)	$77	$(159)	NM
Goodwill Impairment	$(112)	$0
Restructuring-Related Charges	$(11)	$0
Adjusted Operating Income	$41	$77	$(36)	(47)%
Operating Margin	NM	17.5%
Adjusted Operating Margin	11.8%	17.5%

Segment sales declined 21 percent compared to the prior-year quarter and declined 19 percent organically. On an organic basis, sales to the medical market increased 4 percent, sales to the aerospace, defense and marine market declined 12 percent, sales of touch systems declined 24 percent and sales of circuit protection products declined 49 percent.

Operating income decreased by $159 million and adjusted operating income decreased by $36 million. The decrease in the adjusted operating margin was primarily due to the overall sales declines. The current quarter included charges for goodwill impairment of $112 million and restructuring charges of $11 million, compared to no such charges in the prior-year quarter.

Undersea Telecommunications

The company’s Undersea Telecommunications segment is a world leader in developing, manufacturing, installing and maintaining the world’s most advanced fiber optic undersea networks.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change	Organic Growth
Net Sales	$309	$272	$37	14%	14%
Operating Income	$55	$39	$16	41%
Restructuring-Related Charges	$(1)	$(2)
Adjusted Operating Income	$56	$41	$15	37%
Operating Margin	17.8%	14.3%
Adjusted Operating Margin	18.1%	15.1%

Sales in the segment increased 14 percent organically versus the prior year. Adjusted operating income increased $15 million. The adjusted operating margin increased to 18.1 percent, driven by a favorable project mix. Restructuring charges in the quarter were $1 million, compared to $2 million in the prior-year quarter.

Wireless Systems

The Wireless Systems segment is a leading innovator of wireless technology for critical communications.

($ in millions)	Mar 27, 2009	Mar 28, 2008	$ Change	% Change	Organic Growth
Net Sales	$119	$113	$6	5%	10%
Operating Income/(Loss)	$(9)	$13	$(22)	NM
Restructuring-Related Charges	$(11)	$0
Adjusted Operating Income	$2	$13	$(11)	(85)%
Operating Margin	NM	11.5%
Adjusted Operating Margin	1.7%	11.5%

Segment sales increased 5 percent compared to the prior-year quarter and grew 10 percent organically, due to increased program deployments. Operating income decreased $22 million and adjusted operating income decreased $11 million. The decrease in the adjusted operating margin to 1.7 percent was primarily related to increased project costs and a lower-margin sales mix. Restructuring charges in the quarter were $11 million, compared to no such charges in the prior-year quarter.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems, wireless systems and specialty products, with fiscal 2008 sales of $14.8 billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems and consumer electronics; telecommunications; aerospace, defense and marine; medical; alternative energy and lighting; and public safety communications. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage. More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.

CONFERENCE CALL AND WEBCAST

•  The company will hold a conference call for investors today beginning at 8:30 a.m. EDT.

•  Internet users will be able to access the company’s earnings webcast, including slide materials, at the “Investors” section of Tyco Electronics’ website: http://investors.tycoelectronics.com.

•  For both “listen-only” telephone participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (800) 230-1074. The telephone dial-in number for participants outside the United States is (612) 332-0228.

•  An audio replay of the conference call will be available beginning at 10:30 a.m. on April 29, 2009 and ending at 11:59 p.m. on May 6, 2009. The dial-in number for participants in the United States is (800) 475-6701. For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 992567.

NON-GAAP MEASURES

“Organic Sales Growth,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Income Tax Benefit (Expense),” “Adjusted (Loss) Income from Continuing Operations,”  “Adjusted Earnings Per Share,” and “Free Cash Flow” (FCF) are non-GAAP measures and should not be considered replacements for GAAP results.

“Organic Sales Growth” is a useful measure used by the company to measure the underlying results and trends in the business. The difference between reported net sales growth (the most comparable GAAP measure) and Organic Sales Growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures. Organic Sales Growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity. It is also a component of the company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the company’s sales. This limitation is best addressed by using organic sales growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of Organic Sales Growth.

The company has presented its operating income before unusual items including charges related to legal settlements and reserves, restructuring charges, impairment charges and other income or charges (“Adjusted Operating Income”). The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions. It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods. The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to litigation settlements and reserves, restructuring charges, impairment charges and other income or charges that may mask the underlying operating results and/or business trends. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has presented its operating margin before unusual items including charges related to legal settlements and reserves, restructuring charges and other income or charges (“Adjusted Operating Margin”). The company presents and forecasts its Adjusted Operating Margin before unusual items to give investors a perspective on the underlying business results. Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company’s financial statements, it is difficult to include the impact of those items in the forecast.

The company has presented income tax benefit (expense) after adjusting for the tax effect of unusual items including charges related to restructuring, impairment and other income or charges (“Adjusted Income Tax Benefit (Expense)”). The company presents Adjusted Income Tax Benefit (Expense) to provide investors further information regarding the tax effects of adjustments used in determining the non-GAAP financial measure Adjusted (Loss) Income from Continuing Operations (as defined below). The difference between Adjusted Income Tax Benefit (Expense) and income tax benefit (expense) (the most comparable GAAP measure) is the tax effect of adjusting items. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease income tax benefit (expense). This limitation is best addressed by using Adjusted Income Tax Benefit (Expense) in combination with income tax benefit (expense) in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has presented (loss) income from continuing operations before unusual items including charges related to legal settlements and reserves, restructuring charges, impairment charges, tax sharing income related to the adoption of FIN 48, other income or charges and, if applicable, related tax effects (“Adjusted (Loss) Income from Continuing Operations”). The company presents Adjusted (Loss) Income from Continuing Operations as we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. Adjusted (Loss) Income from Continuing Operations provides additional information regarding the company’s underlying operating results, trends and the comparability of these results between periods. The difference between Adjusted (Loss) Income from Continuing Operations and (loss) income from continuing operations (the most comparable GAAP measure) consists of the impact of charges related to litigation settlements and reserves, restructuring charges, impairment charges, other income or charges and related tax effects. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported results. This limitation is best addressed by using Adjusted (Loss) Income from Continuing Operations in combination with (loss) income from continuing operations (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has presented adjusted diluted earnings per share, which is earnings per share from continuing operations before unusual items, including charges related to legal settlements and reserves, restructuring charges, impairment charges, tax sharing income related to the adoption of FIN 48 and other income or charges (“Adjusted Earnings Per Share”). The company presents Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with earnings per share (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

“Free Cash Flow” (FCF) is a useful measure of the company’s cash generation which is free from any significant existing obligation. The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify. FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. The difference reflects the impact from:

•                  net capital expenditures,

•                  voluntary pension contributions, and

•                  cash impact of unusual items.

Net capital expenditures are subtracted because they represent long-term commitments. Voluntary pension contributions are subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity. The company forecasts its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions. In addition, the company’s forecast excludes the cash impact of unusual items because the company cannot predict the amount and timing of such items.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

FCF as presented herein may not be comparable to similarly-titled measures reported by other companies. The measure should be used in conjunction with other GAAP financial measures. Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this release include statements addressing the following subjects: our future financial condition and operating results, our ability to change the place of the company’s incorporation and our ability to consummate the sale of our Wireless Systems business. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates; political, economic and military instability in countries outside the U.S.; compliance with current and future environmental and other laws and regulations; and the possible effects on us of changes in tax laws, tax treaties and other legislation. More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K/A for the fiscal year ended Sept. 26, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended Dec. 26, 2008, as well as in Tyco Electronics’ Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission.

# # #

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended		For the Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2009	2008	2009	2008
	(in millions, except per share data)

Net sales	$2,456	$3,662	$5,265	$7,220
Cost of sales	2,016	2,692	4,271	5,358
Gross income	440	970	994	1,862
Selling, general, and administrative expenses	362	421	851	820
Pre-Separation litigation charges, net	135	23	144	23
Restructuring and other charges, net	198	25	275	46
Impairment of goodwill	3,547	—	3,547	—
(Loss) income from operations	(3,802)	501	(3,823)	973
Interest income	3	9	9	19
Interest expense	(40)	(49)	(82)	(99)
Other income	3	13	2	605
(Loss) income from continuing operations before income taxes and minority interest	(3,836)	474	(3,894)	1,498
Income tax benefit (expense)	594	(171)	617	(326)
Minority interest	(1)	(1)	(3)	(2)
(Loss) income from continuing operations	(3,243)	302	(3,280)	1,170
Income (loss) from discontinued operations, net of income taxes	5	(1)	5	80
Net (loss) income	$(3,238)	$301	$(3,275)	$1,250

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(7.08)	$0.62	$(7.15)	$2.38
Income from discontinued operations	0.01	—	0.01	0.17
Net (loss) income	$(7.07)	$0.62	$(7.14)	$2.55

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(7.08)	$0.62	$(7.15)	$2.37
Income from discontinued operations	0.01	—	0.01	0.16
Net (loss) income	$(7.07)	$0.62	$(7.14)	$2.53

Weighted-average number of shares outstanding:
Basic	458	486	459	491
Diluted	458	489	459	494

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 27,	September 26,
	2009	2008
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$722	$1,086
Accounts receivable, net of allowance for doubtful accounts of $43 and $42, respectively	1,792	2,726
Inventories	1,989	2,312
Prepaid expenses and other current assets	781	767
Deferred income taxes	203	204
Total current assets	5,487	7,095
Property, plant, and equipment, net	3,284	3,517
Goodwill	3,444	7,068
Intangible assets, net	454	486
Deferred income taxes	2,670	1,915
Receivable from Tyco International Ltd. and Covidien Ltd.	1,223	1,218
Other assets	258	301
Total Assets	$16,820	$21,600

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1	$20
Accounts payable	901	1,469
Accrued and other current liabilities	1,709	1,596
Deferred revenue	196	247
Total current liabilities	2,807	3,332
Long-term debt	2,914	3,161
Long-term pension and postretirement liabilities	707	721
Deferred income taxes	285	289
Income taxes	2,311	2,291
Other liabilities	716	723
Total Liabilities	9,740	10,517
Commitments and contingencies
Minority interest	9	10
Shareholders’ equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 shares authorized; 500,264,413 and 500,241,706 issued, respectively	100	100
Capital in excess:
Share premium	61	61
Contributed surplus	10,133	10,106
Accumulated (deficit) earnings	(2,286)	1,141
Treasury stock, at cost, 42,247,476 and 36,904,702 shares, respectively	(1,391)	(1,264)
Accumulated other comprehensive income	454	929
Total Shareholders’ Equity	7,071	11,073
Total Liabilities and Shareholders’ Equity	$16,820	$21,600

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Quarters Ended		For the Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2009	2008	2009	2008
	(in millions)
Cash Flows From Operating Activities:
Net (loss) income	$(3,238)	$301	$(3,275)	$1,250
(Income) loss from discontinued operations, net of income taxes	(5)	1	(5)	(80)
(Loss) income from continuing operations	(3,243)	302	(3,280)	1,170
Adjustments to reconcile net cash provided by (used in) operating activities:
Impairment of goodwill	3,547	—	3,547	—
Tax sharing income	(3)	(13)	(5)	(605)
Class action settlement	—	(936)	—	(936)
Non-cash restructuring and other charges, net	14	13	24	20
Depreciation and amortization	130	137	262	271
Deferred income taxes	(609)	85	(719)	127
Provision for losses on accounts receivable and inventory	12	7	103	15
Other	18	(44)	38	5
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	338	(39)	827	(71)
Inventories	326	(101)	211	(226)
Inventoried costs on long-term contracts	(40)	10	(63)	(61)
Other current assets	61	(40)	214	26
Accounts payable	(341)	29	(547)	34
Accrued and other liabilities	162	123	(152)	(34)
Income taxes	5	(29)	27	17
Deferred revenue	(3)	34	(52)	147
Other	50	5	22	31
Net cash provided by (used in) continuing operating activities	424	(457)	457	(70)
Net cash provided by discontinued operating activities	—	11	—	17
Net cash provided by (used in) operating activities	424	(446)	457	(53)
Cash Flows From Investing Activities:
Capital expenditures	(95)	(157)	(211)	(283)
Proceeds from sale of property, plant, and equipment	3	27	7	31
Class action settlement escrow	—	936	—	936
Proceeds from divestiture of discontinued operations, net of cash retained by businesses sold	6	—	29	102
Other	7	(8)	3	(17)
Net cash (used in) provided by continuing investing activities	(79)	798	(172)	769
Net cash used in discontinued investing activities	—	(1)	—	(4)
Net cash (used in) provided by investing activities	(79)	797	(172)	765
Cash Flows From Financing Activities:
Net (decrease) increase in commercial paper	(249)	145	(649)	650
Repayment of long-term debt	(100)	(251)	(119)	(951)
Proceeds from long-term debt	252	—	442	100
Repurchase of common shares	—	(360)	(152)	(592)
Payment of common dividends	(73)	(66)	(147)	(136)
Proceeds from exercise of share options	—	9	—	28
Other	4	(3)	2	(9)
Net cash used in continuing financing activities	(166)	(526)	(623)	(910)
Net cash used in discontinued financing activities	—	(9)	—	(15)
Net cash used in financing activities	(166)	(535)	(623)	(925)
Effect of currency translation on cash	(2)	11	(26)	17
Net increase (decrease) in cash and cash equivalents	177	(173)	(364)	(196)
Less: net (increase) decrease in cash and cash equivalents related to discontinued operations	—	(1)	—	2
Cash and cash equivalents at beginning of period	545	922	1,086	942
Cash and cash equivalents at end of period	$722	$748	$722	$748

Supplemental Cash Flow Information:
Income taxes paid, net of refunds	$10	$118	$74	$199

Reconciliation to Free Cash Flow:
Net cash provided by (used in) continuing operating activities	$424	$(457)	$457	$(70)
Capital expenditures, net	(92)	(130)	(204)	(252)
Draw down on standby letter of credit related to the State of New York contract	50	—	50	—
Class action settlement	—	936	—	936
Free cash flow(1)	$382	$349	$303	$614

(1) Free cash flow is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

CONSOLIDATED SEGMENT DATA (UNAUDITED)

	For the Quarters Ended				For the Six Months Ended
	March 27,		March 28,		March 27,			March 28,
	2009		2008		2009			2008
	($ in millions)
Net Sales:
Electronic Components	$1,280		$2,320		$2,905		$4,554
Network Solutions	402		517		858		1,029
Specialty Products	346		440		713		846
Undersea Telecommunications	309		272		574		586
Wireless Systems	119		113		215		205
Total	$2,456		$3,662		$5,265		$7,220

Income from Operations:
Electronic Components	$(3,653)	-285.4%	$342	14.7%	$(3,669)	-126.3%	$621	13.6%
Network Solutions	22	5.5%	53	10.3%	67	7.8%	122	11.9%
Specialty Products	(82)	-23.7%	77	17.5%	(54)	-7.6%	150	17.7%
Undersea Telecommunications	55	17.8%	39	14.3%	93	16.2%	82	14.0%
Wireless Systems	(9)	-7.6%	13	11.5%	(116)	-54.0%	21	10.2%
Pre-Separation litigation charges, net	(135)		(23)		(144)		(23)
Total	$(3,802)	-154.8%	$501	13.7%	$(3,823)	-72.6%	$973	13.5%

TYCO ELECTRONICS LTD.

NET SALES GROWTH RECONCILIATION (UNAUDITED)

						Percentage of
						Segment’s Total
	Change in Net Sales for the Quarter Ended March 27, 2009					Net Sales for the
	versus Net Sales for the Quarter Ended March 28, 2008					Quarter Ended
	Organic (1)		Translation (2)	Total		March 27, 2009
			($ in millions)
Electronic Components (3):
Automotive	$(556)	(48.5)%	$(62)	$(618)	(53.9)%	41%
Communications	(67)	(28.9)	(5)	(72)	(31.2)	13
Computer	(86)	(36.7)	(2)	(88)	(37.8)	11
Industrial	(46)	(36.9)	(7)	(53)	(42.1)	6
Appliance	(49)	(37.2)	(4)	(53)	(40.5)	6
Consumer Electronics	(17)	(39.8)	1	(16)	(37.2)	2
Other	(129)	(31.3)	(11)	(140)	(34.1)	21
Total	(950)	(40.9)	(90)	(1,040)	(44.8)	100%
Network Solutions (3):
Energy	(19)	(8.1)	(27)	(46)	(19.7)	47
Service Providers	(11)	(7.7)	(18)	(29)	(19.9)	29
Enterprise Networks	(29)	(22.4)	(11)	(40)	(30.1)	23
Other	—	15.8	—	—	—	1
Total	(59)	(11.4)	(56)	(115)	(22.2)	100%
Specialty Products (3):
Aerospace, Defense, and Marine	(23)	(12.3)	(6)	(29)	(15.3)	48
Touch Systems	(26)	(24.1)	(4)	(30)	(26.8)	23
Medical	3	4.2	(1)	2	3.2	18
Circuit Protection	(37)	(48.7)	—	(37)	(48.7)	11
Total	(83)	(18.9)	(11)	(94)	(21.4)	100%
Undersea Telecommunications	38	14.0	(1)	37	13.6
Wireless Systems	10	9.6	(4)	6	5.3
Total	$(1,044)	(28.4)%	$(162)	$(1,206)	(32.9)%

						Percentage of
						Segment’s Total
	Change in Net Sales for the Six Months Ended March 27, 2009					Net Sales for the
	versus Net Sales for the Six Months Ended March 28, 2008					Six Months Ended
	Organic (1)		Translation (2)	Total		March 27, 2009
Electronic Components (3):
Automotive	$(883)	(39.7)%	$(114)	$(997)	(44.8)%	42%
Communications	(111)	(23.5)	(9)	(120)	(25.4)	12
Computer	(160)	(33.0)	(2)	(162)	(33.3)	11
Industrial	(53)	(22.7)	(12)	(65)	(27.4)	6
Appliance	(76)	(30.0)	(7)	(83)	(32.7)	6
Consumer Electronics	(25)	(27.9)	1	(24)	(25.8)	3
Other	(173)	(22.1)	(25)	(198)	(25.2)	20
Total	(1,481)	(32.5)	(168)	(1,649)	(36.2)	100
Network Solutions (3):
Energy	(12)	(2.5)	(50)	(62)	(13.4)	47
Service Providers	(22)	(7.4)	(31)	(53)	(17.7)	29
Enterprise Networks	(36)	(14.2)	(19)	(55)	(21.6)	23
Other	—	0.3	(1)	(1)	(8.3)	1
Total	(70)	(6.8)	(101)	(171)	(16.6)	100%
Specialty Products (3):
Aerospace, Defense, and Marine	(21)	(6.1)	(11)	(32)	(9.0)	45
Touch Systems	(37)	(17.9)	(6)	(43)	(20.8)	23
Medical	(3)	(2.9)	(1)	(4)	(3.1)	18
Circuit Protection	(58)	(38.1)	4	(54)	(35.5)	14
Total	(119)	(14.0)	(14)	(133)	(15.7)	100%
Undersea Telecommunications	(13)	(2.2)	1	(12)	(2.0)
Wireless Systems	18	8.7	(8)	10	4.9
Total	$(1,665)	(23.1)%	$(290)	$(1,955)	(27.1)%

(1) Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.   Organic net sales growth is a non-GAAP measure.   See description of non-GAAP measures contained in this release.

(2) Represents the change in net sales resulting from changes in foreign currency exchange rates.
(3) Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Quarter Ended March 27, 2009

(UNAUDITED)

		Adjustments
		Restructuring		Pre-Separation
		and Other	Impairment of	Litigation	Adjusted
	US GAAP	Charges, Net (1)	Goodwill (2)	Charges, Net (3)	(Non-GAAP) (4)
	($ in millions, except per share data)
(Loss) Income from Operations:
Electronic Components	$(3,653)	$166	$3,435	$—	$(52)
Network Solutions	22	7	—	—	29
Specialty Products	(82)	11	112	—	41
Undersea Telecommunications	55	1	—	—	56
Wireless Systems	(9)	11	—	—	2
Pre-Separation litigation charges, net	(135)	—	—	135	—
Total	$(3,802)	$196	$3,547	$135	$76

Operating Margin	-154.8%				3.1%

Income Tax Benefit (Expense)	$594	$(46)	$(523)	$—	$25

(Loss) Income from Continuing Operations	$(3,243)	$150	$3,024	$135	$66

Diluted (Loss) Earnings per Share from Continuing Operations	$(7.08)	$0.33	$6.60	$0.29	$0.14

(1) Includes $198 million recorded in restructuring and other charges, net and a $2 million credit recorded in cost of sales.
(2) Includes $3,547 million recorded in impairment of goodwill.
(3) Consists of $135 million of costs related to pre-Separation securities litigation recorded in pre-Separation litigation charges, net.
(4) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES
For the Quarter Ended March 28, 2008
(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Other Items,	Adjusted
	US GAAP	Charges, Net (1)	Net (2)	(Non-GAAP) (3)
	($ in millions, except per share data)
Income from Operations:
Electronic Components	$342	$15	$(36)	$321
Network Solutions	53	9	—	62
Specialty Products	77	—	—	77
Undersea Telecommunications	39	2	—	41
Wireless Systems	13	—	—	13
Pre-Separation litigation charges, net	(23)	—	23	—
Total	$501	$26	$(13)	$514

Operating Margin	13.7%			14.0%

Income Tax (Expense) Benefit	$(171)	$(8)	$20	$(159)

Income from Continuing Operations	$302	$18	$7	$327

Diluted Earnings per Share from Continuing Operations	$0.62	$0.04	$0.01	$0.67

(1) Includes $25 million recorded in restructuring and other charges, net and $1 million recorded in cost of sales.

(2) Consists of a $36 million gain on the sale of real estate recorded in selling, general, and administrative expenses and $23 million of costs related to the settlement of pre-Separation securities litigation recorded in pre-Separation litigation charges, net.

(3) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Six Months Ended March 27, 2009

(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Impairment of	State of New York	Other Items,	Adjusted
	US GAAP	Charges, Net (1)	Goodwill (2)	Contract (3)	Net (4)	(Non-GAAP) (5)
	($ in millions, except per share data)
(Loss) Income from Operations:
Electronic Components	$(3,669)	$208	$3,435	$—	$—	$(26)
Network Solutions	67	26	—	—	—	93
Specialty Products	(54)	25	112	—	8	91
Undersea Telecommunications	93	4	—	—	—	97
Wireless Systems	(116)	11	—	111	—	6
Pre-Separation litigation charges, net	(144)	—	—	—	144	—
Total	$(3,823)	$274	$3,547	$111	$152	$261

Operating Margin	-72.6%					5.0%

Income Tax Benefit (Expense)	$617	$(69)	$(523)	$(42)	$(3)	$(20)

(Loss) Income from Continuing Operations	$(3,280)	$205	$3,024	$69	$149	$167

Diluted (Loss) Earnings per Share from Continuing Operations	$(7.15)	$0.45	$6.57	$0.15	$0.32	$0.36

(1) Includes $275 million recorded in restructuring and other charges, net and a $1 million credit recorded in cost of sales.

(2) Includes $3,547 million recorded in impairment of goodwill.

(3) Includes $61 million recorded in cost of sales and $50 million recorded in selling, general, and administrative expenses.

(4) Consists of $8 million of costs related to a product liability matter from several years ago recorded in selling, general, and administrative expenses and $144 million of costs related to pre-Separation securities litigation recorded in pre-Separation litigation charges, net.

(5) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Six Months Ended March 28, 2008

(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Tax Sharing	Other Items,	Adjusted
	US GAAP	Charges, Net (1)	Income (2)	Net (3)	(Non-GAAP) (4)
	($ in millions, except per share data)
Income from Operations:
Electronic Components	$621	$30	$—	$(36)	$615
Network Solutions	122	14	—	—	136
Specialty Products	150	—	—	—	150
Undersea Telecommunications	82	3	—	—	85
Wireless Systems	21	—	—	—	21
Pre-Separation litigation charges, net	(23)	—	—	23	—
Total	$973	$47	$—	$(13)	$1,007

Operating Margin	13.5%				13.9%

Income Tax (Expense) Benefit	$(326)	$(14)	$—	$20	$(320)

Income from Continuing Operations	$1,170	$33	$(572)	$7	$638

Diluted Earnings per Share from Continuing Operations	$2.37	$0.07	$(1.16)	$0.01	$1.29

(1) Includes $46 million recorded in restructuring and other charges, net and $1 million recorded in cost of sales.

(2) In connection with the adoption of FIN 48, the Company recorded $572 million in other income pursuant to its Tax Sharing Agreement with Tyco International and Covidien.

(3) Consists of a $36 million gain on the sale of real estate recorded in selling, general and administrative expenses and $23 million of costs related to the settlement of pre-Separation securities litigation recorded in pre-Separation litigation charges, net.

(4) See description of non-GAAP measures contained in this release.